SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21221

                                MICROVISION, INC.
             (Exact name of registrant as specified in its charter)

               19910 North Creek Parkway, Bothell, Wa. 98011-3008
                                 (425) 415-6847
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    Warrants
Units, each Unit consisting of one share of Common Stock and one Warrant
            (Title of each class of securities covered by this Form)

                                  Common Stock
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [  ]
     Rule 12g-4(a)(1)(ii)     [  ]           Rule 12h-3(b)(2)(i)      [  ]
     Rule 12g-4(a)(2)(i)      [  ]           Rule 12h-3(b)(2)(ii)     [  ]
     Rule 12g-4(a)(2)(ii)     [  ]           Rule 15d-6               [  ]
     Rule 12h-3(b)(1)(i)      [  ]

     Approximate number of holders of record as of the certification or notice date: -0-

     Pursuant to the requirements of the Securities Exchange Act of 1934, Microvision, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 24, 1999              BY:/s/ RICHARD F. RUTKOWSKI
                                      ----------------------------------------
                                      Richard F. Rutkowski
                                      President